Exhibit 99.1

FOR RELEASE September 11, 2008

StanCorp Financial Group, Inc. Appoints Greg Ness President and Chief Operating Officer

PORTLAND, Ore. — September 11, 2008 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) announced today the appointment of Greg Ness as President and Chief Operating Officer of StanCorp and its largest subsidiary, Standard Insurance Company (“The Standard”), effective immediately. The position includes executive responsibility for StanCorp’s Insurance Services and Asset Management segments. Ness will also oversee new business development for both segments. Eric Parsons will continue as chairman and chief executive officer of StanCorp and The Standard with primary responsibility for guiding adoption and execution of corporate strategy.

“Greg’s extensive accomplishments across our organization over 30 years position him and the Company well for future growth and innovation,” said Eric E. Parsons, chairman and chief executive officer. “In Greg’s new role, he will align the Insurance Services and Asset Management businesses to focus on providing our customers a suite of products under one brand.”

Ness joined Standard Insurance Company in 1979 and has held a succession of positions with increasing responsibilities, most recently serving as senior vice president, Insurance Services. Ness previously served as vice president of Retirement Plans Sales and Marketing, and played a primary role in the Company’s demutualization while serving as vice president and corporate secretary.

StanCorp also announced that Kim Ledbetter, senior vice president, Asset Management will retire effective January 2, 2009. Ledbetter joined Standard Insurance Company in 1974 and has been a member of the management committee since 1994. “We thank Kim for his distinguished career of nearly 35 years,” said Parsons. “His accomplishments in building the retirement plans business and the Asset Management Group for StanCorp have put in place a key foundation for the future of the Company.”

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Equities, StanCorp Real Estate, and StanCorp Trust Company — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.5 million customers nationwide as of June 30, 2008, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its website at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s latest Annual Report on form 10-K and most recent Form 10-Q filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Justin Delaney

(971) 321-8541

E-mail: jdelaney@standard.com